Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Independence Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of American Independence Corp. of our report dated March 16, 2009, with respect to the consolidated balance sheets of American Independence Corp. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and all related financial statement schedules, which report appears in the December 31, 2008, Annual Report on Form 10-K of American Independence Corp.

/s/ KPMG LLP

New York, New York
July 30, 2009